EX 16.1

SELLERS & ANDERSEN, L.L.C.

 941 East 3300 South, Suite 202

Certified Public Accountants and Business Consultants

Salt Lake City, Utah 84106

Member SEC Practice Section of the AICPA

   Telephone 801 486-0096

   Fax 801 486-0098

February 5, 2004

United States Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

To Whom It May Concern:

We have read Item 4 of the Form 8-K dated January 30, 2004 of American Coal Corporation and are in agreement with the statements contained therein. We have no basis to agree or disagree with other statements of the registrant contained in the Form 8-K.

Very truly yours,

/s/ Sellers & Andersen, L.L.C.